Exhibit 99.1

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material federal income tax consequences to Medical Properties and the Operating Partnership generally resulting from the treatment of Medical Properties as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, or Baker Donelson, has acted as our counsel, has reviewed this summary and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular securityholders in light of their personal investment or tax circumstances, or to certain types of securityholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, partnerships and non-United States individuals and foreign corporations.

The statements in this section of the opinion of Baker Donelson, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”), and no assurance can be given that the IRS will not challenge the conclusions set forth in those opinions.

This section is not a substitute for careful tax planning, nor does it constitute tax advice. We urge you to consult your tax advisors regarding the specific federal, state, local, foreign, and other tax consequences to you, in the light of your particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

We were previously taxed as a subchapter S corporation. We revoked our subchapter S election on April 6, 2004 and we have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. In connection with this prospectus, our REIT counsel, Baker Donelson, has opined that, for federal income tax purposes, we are and have been organized in conformity with the requirements for qualification to be taxed as a REIT under the Code commencing with our initial short taxable year ended December 31, 2004, and that our current and proposed method of operations as described in this prospectus and as represented to our counsel by us satisfies currently, and will enable us to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based on factual assumptions and representations made by us to Baker Donelson concerning our organization, our proposed ownership and operations, and other matters relating to our ability to qualify as a REIT and is expressly conditioned upon the accuracy of such assumptions and representations.

We believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, as such qualification and taxation as a REIT depends upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker Donelson will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “—Requirements for Qualification—Failure to Qualify”.

The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

We generally will not be subject to federal income tax on the taxable income that we currently distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation”, or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

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We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We are subject to tax, at the highest corporate rate, on:

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net gain from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business (provided that we have elected to treat “foreclosure property” as such under the Treasury Regulations), and

•	other “non-qualifying” income (as described below) from foreclosure property.

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We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property described above, that we hold primarily for sale to customers in the ordinary course of business, unless the gain is realized in a TRS or such property has been held by us for at least two years an certain other requirements are satisfied.

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If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification—Gross Income Tests”, but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test multiplied by

•	a fraction intended to reflect our profitability.

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If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amount we actually distributed plus the amounts we retained and upon which we paid income tax at the corporate level.

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If we fail any of the assets tests (other than a de minimis failure of the 5% or 10% asset tests) due to reasonable cause, and we maintain our REIT status because of certain cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest federal corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the test.

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If we fail to satisfy one or more requirements for REIT qualification during a taxable year, other than a gross income test or an asset test and such failure is due to reasonable cause, we may retain our REIT qualification if we pay a penalty of $50,000 for each such failure.

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We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid, with an adjustment made to increase the stockholder’s basis in our stock by the difference between (i) the amount of capital gain included in income and (ii) the amount of tax deemed paid by the stockholder.

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We will be required to pay a 100% tax on any redetermined rents, redetermined deductions, excess interest, and redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our TRSs. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS that are in excess of the amounts that would have been deducted by a TRS for amounts paid based on arm’s-length negotiations.

•	We may be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted at arm’s-length.

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If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 5-year period beginning on the date that we acquired the asset, then the asset’s ”built-in” gain will be subject to tax at the highest corporate rate

•	The earnings of our TRSs will generally be subject to U.S. federal corporate income tax.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and non-U.S. income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

To continue to qualify as a REIT, we must meet various (1) organizational requirements, (2) gross income tests, (3) asset tests, and (4) annual distribution requirements.

Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

(1)	it is managed by one or more trustees or directors;

(2)	its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest;

(3)	it would be taxable as a domestic corporation, but for its election to be taxed as a REIT under Sections 856 through 860 of the Code;

(4)	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	at least 100 persons are beneficial owners of its stock or ownership certificates (determined without reference to any rules of attribution);

(6)

not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7)

it elects to be a REIT or has made such election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for that taxable year. We did not have to satisfy requirements five and six for our taxable year ending December 31, 2004. After the issuance of common stock pursuant to our April 2004 private placement, we had issued common stock with enough diversity of ownership to satisfy requirements five and six as set forth above. Our charter provides for restrictions regarding the ownership and transfer of our shares of common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our shares of common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer”.

For purposes of determining stock ownership under requirement six, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual”, however, generally does not include a trust that is a qualified employee pension or profit-sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement six.

Qualified REIT Subsidiaries and Disregarded Entities. A corporation that is a “qualified REIT subsidiary”, or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a QRS are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A QRS is a corporation other than a “taxable REIT subsidiary” as described below, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity with two or more owners that is eligible to elect its tax classification under Treasury Regulation Section 301.7701-3 but does not make such an election is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. We treat our operating partnership as a partnership for U.S. federal income tax purposes. Accordingly, our proportionate share of the assets, liabilities, and items of income of the operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries” or TRSs. We have formed and made taxable REIT subsidiary elections with respect to MPT Development Services, Inc., a Delaware corporation formed in January 2004 (“MPT TRS”) and MPT Finance Corporation, Inc., a Delaware corporation formed in April 2011 and other entities taxable as corporations and may from time to time make TRS elections for other entities (all such TRS entities collectively with MPT TRS and MPT Finance Corporation, Inc., our “TRSs”). We have also formed, and may form in the future, limited liability companies or other entities wholly-owned by our TRSs which are disregarded entities for federal income tax purposes. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. Generally, the subsidiary and the REIT must jointly file an election with the IRS to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also engage in otherwise prohibited transactions through a taxable REIT subsidiary. See description below under “—Requirements for Qualification—Prohibited Transactions”. A taxable REIT subsidiary may not operate or manage a health care facility, though a health care facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. For purposes of this definition a “health care facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. One of our TRSs which has since been dissolved, MPT Covington TRS, Inc., was formed specifically for the purpose of leasing a health care facility from us, subleasing that facility to an entity in which it owned an equity interest, and having that facility operated by an eligible independent contractor. We obtained a private letter ruling (the “Covington Letter Ruling”), from the IRS holding that ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties would not adversely affect the taxable REIT subsidiary status of MPT Covington TRS. We have structured other transactions in which a TRS owns an indirect equity interest in a tenant entity in a similar manner, including with the operating subsidiaries of Capella Healthcare, Inc. (“Capella”) which we disposed of in 2016, Ernest Health, Inc. (“Ernest”), which we disposed of during 2018, and Springstone Health Opco, LLC (“Springstone”), which we disposed of in 2024. All the health care facilities that were the subject of those leases were operated and managed by an eligible independent contractor in a manner similar to the structure used in the Covington Letter Ruling. We may structure future transactions in a similar manner. In addition, one of our TRSs owns a greater than 10% equity interest in an international joint venture which indirectly owns health care facilities in Colombia and all such facilities are operated and managed by an eligible independent contractor.

Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year (excluding gross income from prohibited transactions, discharge of indebtedness and certain other items described below) must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property as described below;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital; and

•	gross income from foreclosure property.

Second, in general, at least 95% of our gross income for each taxable year (excluding gross income from prohibited transactions, discharge of indebtedness and certain other items described below) must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends or gain from the sale or disposition of stock or securities. Gross income from our sale of any property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, income, and gain from “hedging transactions” that we enter into to hedge certain risks, such as indebtedness incurred or to be incurred to acquire or carry real estate assets, and that are clearly and timely identified as such also will be excluded from both the numerator and the denominator for purposes of the 95% gross income test and the 75% gross income test provided that all specified requirements are met. Passive foreign exchange gain is excluded from the 95% gross income test and real estate foreign exchange gain is excluded from both the 95% and the 75% gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

The Secretary of the Treasury is given broad authority to determine whether particular items of gain or income qualify or not under the 75% and 95% gross income tests or are to be excluded from the measure of gross income for such purposes.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property”, which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Baker Donelson that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. Failure to adhere to this limitation would cause the rental income from the related party tenant to not be treated as qualifying income for purposes of the REIT gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. In addition, our charter prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant. We do not own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any facility to a related-party tenant. We have structured the Ernest, Capella, and Springstone transactions in a manner consistent with the Covington Letter Ruling and may structure future transactions in a similar manner. Prior to our disposition of our investments in the operations of Capella, Ernest, and Springstone our leases with subsidiaries of Capella, Ernest, and Springstone were structured in a similar manner with the management companies Sunergeo Health Partners, LLC (“Sunergeo”), formed by the prior management of Capella and its subsidiaries, Guiding Health Management Group, LLC (“GHMG”) formed by prior management of Ernest and its subsidiaries, and BH EIK Management, LLC (“BH”) formed by the prior management of Springstone and its subsidiaries, as the managers of the Capella, Ernest and Springstone facilities respectively. Sunergeo, GHMG and BH previously operated Capella and its subsidiaries, Ernest and its subsidiaries, and Springstone and its subsidiaries, respectively, as officers and employees. Although certain management personnel remained as officers of Capella, Ernest, and Springstone, they became employees of and were compensated by Sunergeo, GHMG or BH. We believe that during the time in which we held our investments in the operations of Capella, Ernest, and Springstone, each of Sunergeo, GHMG, and BH met the definition of an “eligible independent contractor,” which is any independent contractor if, at the time such contractor enters into an agreement with a taxable REIT subsidiary to operate a qualified health care facility, such contractor is actively engaged in the trade or business of operating such facilities for any person who is not a related person to the REIT or the taxable REIT subsidiary. There is no assurance that the IRS would not take a contrary position with respect to the structuring of these and other such transactions. In addition, our TRSs have and will make loans to tenants to acquire operations and for other purposes. We have structured and will structure these loans as debt and believe that they will be characterized as such, and that our rental income from our tenant borrowers will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat a loan to a particular tenant as an equity interest, the tenant could be a related party tenant with respect to us, and if so, the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests, and we could lose our REIT status. However, as stated above, we believe that these loans will be treated as debt rather than equity interests.

Finally, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date.

We currently own 100% of the stock of our TRSs and may in the future own up to 100% of the stock of one or more additional taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not operate or manage a health care facility), (2) at least 90% of the leased space in the facility is leased to persons other than taxable REIT subsidiaries and related party tenants, and (3) the amount paid by the taxable REIT subsidiary to rent space at the facility is substantially comparable to rents paid by other tenants of the facility for comparable space. In addition, rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property” (as defined below under “—Requirements for Qualification—Foreclosure Property”), operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor” (as defined above), are qualifying rental income for purposes of the 75% and 95% gross income tests. We have structured leases with our TRSs in a manner consistent with the Covington Letter Ruling.

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our facilities, or manage or operate our facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor”, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a facility, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related facility (though any income attributable to such services would not qualify as rent for either the 75% or the 95% gross income tests). Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related facilities. We do not intend to perform any services other than customary services for our tenants, and services provided through independent contractors or taxable REIT subsidiaries. We have represented to Baker Donelson that we will not perform noncustomary services which would jeopardize our REIT status.

Finally, in order for the rent payable under the leases of our properties to constitute “rents from real property”, the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, financing arrangements, or another type of arrangement. We generally treat our leases with respect to our properties as true leases for federal income tax purposes; however, there can be no assurance that the IRS would not consider a particular lease a financing arrangement instead of a true lease for federal income tax purposes. In that case, and in any case in which we may intentionally structure a lease as a financing arrangement, our income from that lease would be interest income rather than rent and would be qualifying income for purposes of the 75% gross income test to the extent that our “loan” does not exceed the fair market value of the real estate assets associated with the facility. All of the interest income from our loan would be qualifying income for purposes of the 95% gross income test. We believe that the characterization of a lease as a financing arrangement would not adversely affect our ability to qualify as a REIT.

If a portion of the rent we receive from a facility does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a facility would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the tenant is a related party tenant and fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; (3) we furnish more than a de minimis amount of noncustomary services to the tenants of the facility, other than through a qualifying independent contractor or a taxable REIT subsidiary; or (4) for health care facilities or lodging facilities, we manage or operate the facility, other than through an eligible independent contractor. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a facility’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property”.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision”, income attributable to such participation feature will be treated as gain from the sale of the secured property.

Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. We anticipate that MPT TRS, one of our taxable REIT subsidiaries, will receive most of the management fees, inspection fees and construction fees in connection with our operations. Any fees earned by MPT TRS will not be included as income for purposes of the gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. Safe-harbor provisions in the Code provide that the sale of properties held for at least two years and meeting certain other requirements will not give rise to prohibited transaction income. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business”. We may use a taxable REIT subsidiary to engage in transactions that may not fall within the safe-harbor provisions.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incidental to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after actual or imminent default on a lease of the property or on indebtedness secured by the property, or a “Repossession Action”. Property acquired by a Repossession Action will not be considered “foreclosure property” if (1) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (2) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

Foreclosure property includes any qualified health care property acquired by a REIT as a result of a termination of a lease of such property (regardless of whether such termination relates to a default, or the imminence of a default, on the lease). A “qualified health care property” means any real property, including interests in real property, and any personal property incident to such real property which is a “health care facility” (as defined above under “—Requirements for Qualification—Organizational Requirements”) or is necessary or incidental to the use of a health care facility.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified health care property which becomes foreclosure property because it is acquired by a REIT as a result of the termination of a lease of such property, at the end of the second taxable year following the taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified health care property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the qualified health care property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” is excluded from gross income for purposes of the 95% gross income test and the 75% gross income test. For this purpose, a “hedging transaction” will mean any transaction (i) entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets; (ii) entered into primarily to manage risks of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain); or (iii) that hedges against transactions described in clause (i) or (ii) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (i) or (ii). We are required to clearly identify any such hedging transaction before the close of the day on which it is acquired, originated, or entered into, subject to certain curative provisions. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying or excluded income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Foreign Currency Gain. Passive foreign exchange gain is excluded from the 95% income test and real estate foreign exchange gain is excluded from the 75% income test. Real estate foreign exchange gain is foreign currency gain (as defined in Code Section 988(b)(1)) which is attributable to (i) any qualifying item of income or gain for purposes of the 75% income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes Code Section 987 gain attributable to a qualified business unit (“QBU”) of the REIT if the QBU itself meets the 75% income test for the taxable year and meets the 75% asset test at the close of each quarter of the REIT that has directly or indirectly held the QBU. The QBU is not required to meet the 95% income test in order for this 987 gain exclusion to apply. Real estate foreign exchange gain also includes any other foreign currency gain as determined by the Secretary of the Treasury.

Passive foreign exchange gain includes all real estate foreign exchange gain, and in addition includes foreign currency gain which is attributable to (i) any qualifying item of income or gain for purposes of the 95% income test, (ii) the acquisition or ownership of obligations, (other than foreign currency gains attributable to any item described in clause (i)), (iii) becoming or being the obligor under obligations (other than foreign currency gains attributable to any item described in clause (i)), and (iv) any other foreign currency gain as determined by the Secretary of the Treasury.

Any gain derived from dealing, or engaging in substantial and regular trading, in securities denominated in, or determined by reference to, one or more nonfunctional currencies will be treated as non-qualifying income for both the 75% and 95% gross income tests unless it is excluded under the hedging rules described above. We do not currently, and do not expect to, engage in such trading.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “—Taxation of Our Company”, even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•

real estate assets, which include interests in real property, leaseholds, options to acquire real property or leaseholds, interests in mortgages on real property, shares (or transferable certificates of beneficial interest) in other REITs, and debt instruments issued by publicly offered REITs and interests in mortgages on interests in real property; and

•

investments in stock or debt instruments attributable to the temporary investment (i.e., for a period not exceeding 12 months) of new capital that we raise through any equity offering or public offering of debt with at least a five-year term.

If a REIT or its QBU uses any foreign currency as its functional currency (as defined in section 985(b) of the Code), the term “cash” includes such currency to the extent held for use in the normal course of the activities of the REIT or QBU which give rise to items of income or gain qualifying under the 95% and 75% income tests or are directly related to acquiring or holding assets qualifying under the 75% assets test, provided that the currency cannot be held in connection with dealing, or engaging in substantial and regular trading, in securities.

With respect to investments not included in the 75% asset class, we may not hold securities of any one issuer (other than a taxable REIT subsidiary) that exceed 5% of the value of our total assets; nor may we hold securities of any one issuer (other than a taxable REIT subsidiary) that represent more than 10% of the voting power of all outstanding voting securities of such issuer or more than 10% of the value of all outstanding securities of such issuer.

In addition, for taxable years beginning before January 1, 2018 or after December 31, 2025, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 25% of the value of our total assets and, for taxable years beginning on or after January 1, 2018 but before January 1, 2026, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of our total assets, in all cases irrespective of whether such securities may also be included in the 75% asset class (e.g., a mortgage loan issued to a taxable REIT subsidiary). We may not hold debt instruments (other than debt secured by interests in real property) issued by publicly offered REITs that represent in the aggregate more than 25% of the value of our total assets. Furthermore, no more than 25% of our total assets may be represented by securities that are not included in the 75% asset class, including, among other things, certain securities of a taxable REIT subsidiary such as stock or non-mortgage debt.

For purposes of the 5% and 10% asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership to the extent that the partnership holds real estate assets. The term “securities”, however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt”, defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly, or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non- ”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield to maturity of the debt obligation, other than a change to the annual yield to maturity that does not exceed the greater of 0.25% or 5% of the annual yield to maturity, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid;

•

a contingency relating to the time or amount of payment upon a default or exercise of a prepayment right by the issuer of the debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “Section 467 rental agreement”, other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•

Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

•	Any security issued by a REIT;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership; and

•

Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Requirements for Qualification—Gross Income Tests”.

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, excluding all securities described above except those securities described in the last two bullet points above.

Our TRSs have made and will make loans to tenants to acquire operations and for other purposes. If the IRS were to successfully treat a particular loan to a tenant as an equity interest in the tenant, the tenant could be a “related party tenant” with respect to our company and if so the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat a particular loan as an interest held by our operating partnership rather than by one of our taxable REIT subsidiaries, we could fail the 5% asset test, and if the IRS further successfully treated the loan as other than straight debt, we could fail the 10% asset test with respect to such interest. As a result of the failure of either test, we could lose our REIT status.

We have structured transactions in which our TRSs own an indirect equity interest in a tenant entity in a manner consistent with the Covington Letter Ruling, including leases with the subsidiaries of Ernest, Capella and Springstone. If the IRS successfully challenged the taxable REIT subsidiary status of our TRSs, and we were unable to cure as described below, we could fail the 10% asset test with respect to our ownership of MPT TRS and as a result lose our REIT status.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that, at the end of any calendar quarter, we violate the 5% or 10% test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test. In the event of a more than de minimis failure of the 5% or 10% tests, or a failure of the other assets test, at the end of any calendar quarter, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) file with the IRS a schedule describing the assets that caused the failure, (2) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test and (3) pay a tax equal to the greater of $50,000 and tax at the highest corporate rate on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

•	the sum of:

•	90% of our “REIT taxable income”, computed without regard to the dividends-paid deduction or our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property;

•	Minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute and the amounts on which we have paid corporate income tax if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain income for the year; and

•	100% of any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Requirements for Qualification—Taxation of Taxable United States Stockholders”. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income”. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. We are required to take certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule may require the accrual of income with respect to certain debt instruments or mortgage-backed securities, such as original issue discount or market discount, earlier than would be the case under the general tax rules, although the precise application of this rule is unclear at this time. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock to meet the distribution requirements set forth above.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our shares of outstanding capital stock. We intend to comply with these requirements.

Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable to them as dividend income to the extent of our current and accumulated earnings and profits. Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Gross Income Tests” and “—Asset Tests”.

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a “Partnership” and collectively, as “Partnerships”. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if each Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the ”check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, the “private placement exclusion”, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.

An unincorporated entity with only one separate beneficial owner generally may elect to be classified either as an association taxable as a corporation or as a disregarded entity. If such an entity is domestic and does not make an election, it generally will be treated as a disregarded entity. A disregarded entity’s activities are treated as those of a branch or division of its beneficial owner.

The operating partnership has as its sole limited partner MPT TRS, Inc., a TRS wholly-owned by us. The operating partnership has not elected to be treated as an association taxable as a corporation. We expect that each Partnership would qualify for the private placement exclusion. Therefore, our operating partnership is treated as a partnership for federal income tax purposes. We intend that our operating partnership will continue to be treated as partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that the operating partnership or any other subsidiary entity will be classified as either a partnership or disregarded entity for federal income tax purposes. If for any reason any Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Requirements for Qualification—Gross Income Tests” and “—Requirements for Qualification—Asset Tests”. In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements”. Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. If each Partnership is classified as a partnership, we will therefore take into account our allocable share of each such Partnership’s income, gains, losses, deductions, and credits for each taxable year of each Partnership ending with or within our taxable year, even if we receive no distribution from any Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership. If any Partnership is classified as a disregarded entity, each Partnership’s activities will be treated as if carried on directly by us.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Similar rules apply with respect to property revalued on the books of a partnership. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The United States Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership generally intends to use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•

reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Partnership Audits. In the event of a federal income tax audit the Partnership, rather than the Partnership’s partners, could be liable for the payment of certain taxes, including interest and penalties, or the partners could be liable for the tax but be required to pay interest at a higher rate than would otherwise apply to underpayments. Furthermore, the “partnership representative” of the Partnership will have exclusive authority to bind all partners to any federal income tax proceeding.

Depreciation Deductions Available to Partnerships. The initial tax basis of property is generally the amount of cash and the basis of property given as consideration for the property. Each Partnership’s initial basis in properties acquired solely in exchange for units of each Partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the Partnership. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, each Partnership generally will depreciate furnishings over a seven-year recovery period and equipment over a five-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the Partnership generally will depreciate buildings and improvements over a 39-year recovery period using a straight-line method and a mid-month convention. Although the law is not entirely clear, each Partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Each Partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that any Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with the Partnership’s allocation provisions (subject to the restrictions described above).

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of each Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “—Requirements for Qualification—Gross Income Tests”. We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or any Partnership’s, trade, or business.

Other Tax Consequences

Subsidiary REITs. We own and may acquire direct or indirect interests in one or more entities that have elected to be taxed as REITs under the Code (“Subsidiary REITs”). Until its dissolution effective December 31, 2024, we owned one hundred percent of the common stock of MPT Australia Trust, Inc., a Maryland corporation (“MPT Australia”) which elected REIT status under the Code and which, through property-owning subsidiaries, owned health care facilities in the country of Australia. We also own one hundred percent of the common stock of MPT Springstone REIT, Inc., a Maryland corporation (“MPT Springstone”), which, through property-owning subsidiaries, owns behavioral health hospital facilities in the United States. From the date of its incorporation until December 31, 2021 MPT Springstone and the Company elected for MPT Springstone to be taxed as a TRS. As of January 1, 2022, MPT Springstone elected to be taxed as a REIT by filing IRS Form 1120-REIT for its taxable year beginning January 1, 2022. From July 1, 2023 until their dissolutions effective December 31, 2024, we owned one hundred percent of the common stock of eleven Subsidiary REITs (named MPT UK Trust Sub REIT 1, Inc., MPT UK Sub REIT 2, Inc., etc.) which each elected to be taxed as a REIT by filing IRS Form 1120-REIT for their taxable years ending December 31, 2023 and which through property-owning subsidiaries owned health care facilities in the United Kingdom. Subsidiary REITs are subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal corporate income tax, and (ii) that Subsidiary REIT could have an adverse effect on our ability to comply with the REIT assets and income tests, and so could adversely affect our ability to qualify as a REIT unless we could avail ourselves of certain relief provisions.

Taxable REIT Subsidiaries. As described above, we have formed and have made a timely election to treat our TRSs and certain other entities as taxable REIT subsidiaries and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

We and any corporate subsidiary in which we own stock, other than a qualified REIT subsidiary, must make an election for the subsidiary to be treated as a taxable REIT subsidiary or meet the 5% and 10% asset tests as described above.

If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Prior to our disposition of our investment in the operations of Ernest and Capella, Ernest, Capella, and their respective corporate subsidiaries were automatically treated as taxable REIT subsidiaries under this rule. For tax years beginning before January 1, 2018, no more than 25% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries and for taxable years beginning on or after January 1, 2018, no more than 20% of the value of our assets may consist of securities of taxable REIT subsidiaries, irrespective of whether such securities may also qualify under the 75% assets test, and no more than 25% of the value of our assets may consist of the securities that are not qualifying assets under the 75% test, including, among other things, certain securities of a taxable REIT subsidiary, such as stock or non-mortgage debt.

Rent we receive from our taxable REIT subsidiaries will generally qualify as “rents from real property” only if at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. Rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property”, (as defined above under “—Requirements for Qualification—Foreclosure Property”) operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor”, (as defined above under “—Requirements for Qualification—Organizational Requirements”) are qualifying rental income for purposes of the 75% and 95% gross income tests. The taxable REIT subsidiary rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

A taxable REIT subsidiary may not directly or indirectly operate or manage a “health care facility”, (as defined above under “—Requirements for Qualification—Organizational Requirements”) though a health care facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. We have structured transactions in which our TRSs own an indirect equity interest in a manner consistent with the Covington Letter Ruling and may structure other such transactions in the future.

State and Local Taxes. We and our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transact business, own property, or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

Foreign Taxes. We own properties and have operations in other countries which may impose taxes on our operations within their jurisdictions. We can give no assurance that we will be able to eliminate our non-U.S. tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no tax benefit from any foreign tax credits arising from non-U.S. taxes.

Taxation of Our Stockholders

Taxation of Taxable United States Stockholders. As long as we qualify as a REIT, a taxable “United States stockholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. U.S. corporate stockholders will not qualify for the dividends-received deduction generally available to corporations. The term “United States stockholder” means a holder of shares of common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

In addition, as used herein, the term U.S. stockholder does not include any entity that is subject to special treatment under the Code.

For individuals with taxable income in excess of certain thresholds, the maximum federal income tax rate on ordinary income is 37% and the maximum rate on long-term capital gains and qualified dividend income is 20%. Estates and trusts have separate tax rate schedules.

Distributions. Distributions paid to a United States stockholder will generally not qualify for the maximum 20% tax rate in effect for “qualified dividend income”. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most United States noncorporate stockholders. As long as we qualify as a REIT, our dividends generally will not be eligible for the current preferred rates on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 37%. However, non-corporate stockholders, including individuals, generally may deduct 20% of dividends from a REIT, other than capital gains dividends and dividends treated as qualified dividend income, subject to certain limitations. Furthermore, the 20% maximum tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

Capital Gain Dividends. Distributions to a United States stockholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the United States stockholder has held its common stock. With certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations, may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, certain net capital gains attributable to depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate to the extent of previously claimed real property depreciation. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

The amount of dividends we designate as qualified dividends and capital gain dividends with respect to any taxable year may not exceed the dividends we pay with respect to such year.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The United States stockholder would receive a credit or refund for its proportionate share of the tax we paid. The United States stockholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the United States stockholder’s shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the United States stockholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a United States stockholder of record on a specified date in any of those months will be treated as paid by us and received by the United States stockholder on December 31 of the year, provided we actually pay the distribution before the end of January of the following calendar year.

Passive Activity Loss and Investment Interest Limitations. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of common stock will not be treated as passive activity income; stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of United States Stockholders on the Disposition of Shares of Common Stock. In general, a United States stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the United States stockholder has held the stock for more than one year, and otherwise as short-term capital gain or loss. However, a United States stockholder must treat any loss upon a sale or exchange of common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the United States stockholder treats as long-term capital gain. All or a portion of any loss that a United States stockholder realizes upon a taxable disposition of common stock may be disallowed if the United States stockholder purchases other shares of our common stock within 30 days before or after the disposition.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our capital stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of certain Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult with your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our capital stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Medicare Tax on Unearned Income. A U.S. stockholder that is an individual is subject to a 3.8% tax on the lesser of (i) the U.S. stockholder’s “net investment income” for the relevant taxable year or (ii) the excess of the U.S. stockholder’s modified adjusted gross income for the taxable year over a certain threshold (currently between $125,000 and $250,000 depending on the individual’s circumstances). Estates and trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the same 3.8% tax on the lesser of their undistributed net investment income and the excess of their adjusted gross income over a certain threshold. Net investment income generally includes dividends on our capital stock and gain from the sale of our capital stock.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase generally will be treated as a sale or exchange if:

•	is “substantially disproportionate” with respect to the U.S. stockholder

•	results in “complete redemption” of the U.S. stockholder’s stock interest in us; or

•	Is “not essentially equivalent to a dividend” with respect to the U.S. stockholder;

all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests have been met, shares of our capital stock, including common stock and other equity interests in us considered to be owned by the U.S. stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. stockholder, generally must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) will be satisfied with respect to the U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders are advised to consult their tax advisors to determine such tax treatment.

If a redemption or repurchase of shares of our capital stock is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. A U.S. stockholder’s adjusted tax basis in the redeemed or repurchased shares generally will be transferred to the holder’s remaining shares of our capital stock, if any. If a U.S. stockholder owns no other shares of our capital stock, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely. Prospective investors should consult their tax advisors regarding the U.S. federal income tax consequences of a redemption or repurchase of our capital stock

If a redemption or repurchase of the shares of our capital stock is not treated as a distribution, it will be treated as a taxable sale or exchange.

Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 37%. The maximum tax rate on long-term capital gain applicable to individuals is generally 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent of certain “unrecaptured section 1250 gain”. We generally may designate whether a distribution we designate as a capital gain dividend (and any retained capital gain that we are deemed to distribute) is long-term capital gain or “unrecaptured section 1250 gain”.

The characterization of income as capital gain or ordinary income may affect the deductibility of losses. A non-corporate taxpayer may deduct from its ordinary income capital losses not offset by capital gains only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains and unused losses may be carried back three years and carried forward five years.

Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A United States stockholder may be subject to backup withholding at a rate of up to 24% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•

provides a taxpayer identification number, certifies, under penalty of perjury, as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A United States stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholder who fails to certify its non-foreign status to us. United States stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Taxation of Tax-exempt Stockholders. Tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income”. While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our outstanding stock must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our outstanding stock only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% in value of our outstanding stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:

•	one pension trust owns more than 25% of the value of our outstanding stock; or

•	a group of pension trusts individually holding more than 10% of the value of our outstanding stock collectively owns more than 50% of the value of our outstanding stock.

Taxation of Non-United States Stockholders. This section is a summary of the rules governing the U.S. federal income taxation of non-U.S. stockholders. The term ”non-U.S. stockholder” means a holder of shares of our common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt stockholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, other foreign stockholders and partnerships, are complex. We urge non-U.S. stockholders and partnerships that hold our stock to consult their tax advisors to determine the impact of U.S. federal, state, and local income tax laws on the purchase, ownership, and disposition of shares of our common stock, including any reporting requirements.

Distributions to Non-United States Stockholders.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding rates on dividends do not apply, or do not apply as favorably, to dividends from REITs.

However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to a 30% branch profits tax with respect to that distribution. The branch profits tax may be reduced by an applicable tax treaty. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies, and the non-U.S. stockholder provides us with an IRS Form W-8BEN or W-8BEN-E, as applicable, evidencing eligibility for that reduced rate;

•	the non-U.S. stockholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected with the conduct of a U.S. trade or business; or

•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of the non-U.S. stockholder in its shares of our common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of the non-U.S. stockholder in such shares. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the non-U.S. stockholder in its shares of our common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its shares of our common stock, as described below. Because we generally cannot determine at the time, we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Under FIRPTA (discussed below), we may be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% (or such lower rate as may be provided under an applicable tax treaty) on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under FIRPTA. A USRPI includes interests in real property located in the United States or the Virgin Islands and shares in corporations at least 50% by value of whose real property interests and assets used or held for use in a trade or business consist of USRPI. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless you are a stockholder that owns not more than 10% of our capital stock or are a “qualified shareholder” or a “qualified foreign pension fund” (both as defined below), we must withhold a percentage equal to the highest corporate tax rate of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

In addition, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified stockholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Although not free from doubt, amounts we designate as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis. We currently do not intend to retain any capital gains.

Dispositions by Non-United States Stockholders.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of common stock as long as, at all times during a specified testing period, non-United States persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that this test will be met. Even if we meet this test, pursuant to “wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of our common stock within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires our common stock within certain prescribed periods. In addition, even if we do not meet this “domestically controlled” test, a non-U.S. stockholder that owned, actually or constructively, 10% or less of the outstanding common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is “regularly traded” on an established securities market. An actual or deemed disposition of our capital stock by such stockholders may also be treated as a dividend. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. stockholders subject to a special alternative minimum tax in the case of nonresident alien individuals. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

A non-U.S. stockholder generally will incur tax on gain from the sale of common stock not subject to FIRPTA if:

•

the gain is effectively connected with the conduct of the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to the gain; or

•

the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the non-U.S. stockholder will incur a 30% tax on capital gains.

Foreign Account Tax Compliance Act for Stockholders.

Under Sections 1471 through 1474 of the Code and the applicable Treasury Regulations thereunder (which are commonly referred to as “FATCA”), withholding is required at a rate of 30 percent on dividends in respect of our common stock held by certain foreign financial institutions (including investment funds) and certain other non-U.S. entities, unless (i) in the case of such financial institutions, such financial institutions enter into an agreement with the Secretary of Treasury to withhold on certain payments and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institutions (which includes certain equity and debt holders of such institutions, as well as certain account holders that are foreign entities with U.S. owners) and (ii) in the case of such other non-U.S. entities, such entities provide the withholding agent with a certification either certifying that such entity does not have “substantial United States owners” or identifying any direct or indirect “substantial United States owners” of such entity. Non-United States stockholders are encouraged to consult with their tax advisors regarding the possible implication of FATCA on their investment in our common stock.

Global Intangible Low-Tax Income/Net Controlled Foreign Corporation (CFC) Tested Income. U.S. corporations, including REITs, are required to include “global intangible low-taxed income,” or GILTI (for tax years beginning on or before December 31, 2025) or “net CFC tested income,” or NCFCTI (for tax years beginning after December 31, 2025), earned by certain foreign subsidiary corporations in income regardless of whether the income has been distributed to the U.S. parent corporation. Generally, GILTI or NCFCTI is the excess of the U.S. shareholder’s pro rata portion of the income of its foreign subsidiaries over the net deemed tangible income return of such subsidiaries. Unlike other taxpayers, REITs are not allowed to deduct 50% of GILTI (for tax years beginning on or before December 31, 2025) or 40% of NCFCTI (for tax years beginning after December 31, 2025) in determining the amount of GILTI or NCFCTI includable in income. The IRS issued guidance that GILTI constitutes qualifying REIT income for purposes of the 95% gross income test, and thus the inclusion of GILTI earned by our foreign TRSs, if any, in our U.S. taxable income should not influence our ownership structure of these foreign TRSs, but no assurances can be given. The inclusion of such GILTI or NCFCTI in our U.S. taxable income, however, could increase our dividend distribution requirement, regardless of whether we receive a corresponding distribution of cash from any foreign TRSs. For tax years beginning after December 31, 2025, the acronym GILTI is replaced with NCFCTI.

Additional Legislative or Other Actions Affecting REITs. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department and it is possible that there could be future changes that could adversely impact our stockholders. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our capital stock.

State, Local, and Non-U.S. Taxes. We may be subject to state, local and foreign tax in states, localities and foreign countries in which we do business or own property. The tax treatment applicable to us and our stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above.

Taxation of Noteholders

If the Operating Partnership or MPT Finance Corp. offers debt securities, then there may be tax consequences for the holders of such securities not discussed herein. For a discussion of any such additional consequences, see the applicable prospectus supplement.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER OTHER FEDERAL TAX LAWS AND STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.